Exhibit 4.7

SIERRA METALS INC.

NOTICE OF SPECIAL MEETING

TO BE HELD ON SEPTEMBER 27, 2016

AND

AMENDED AND RESTATED

MANAGEMENT INFORMATION CIRCULAR

DATED AS OF AUGUST 26, 2016

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the shareholders of Sierra Metals Inc. (the “Corporation”) will be held on Tuesday, September 27, 2016, at 181 Bay Street, Suite 2100, Toronto, Ontario, M5J 2T3, Canada, at 10:00 a.m. (local time in Toronto) for the following purposes:

1.

To consider and, if deemed appropriate, pass a special resolution to amend the Articles of the Corporation to effect a consolidation of all of the issued and outstanding common shares of the Corporation (the “Common Shares”) on the basis of one post-consolidation Common Share for every two pre-consolidation Common Shares or such other consolidation ratio that the directors of the Corporation deem desirable, such ratio to be no greater than one post-consolidation Common Share for every five pre-consolidation Common Shares; and

2.	To transact such other business as may properly be put before the Meeting or any adjournment or adjournments thereof.

If you are a registered shareholder of the Corporation, you are entitled to attend and vote at the Meeting in person or by proxy. The board of directors of the Corporation requests that all registered shareholders who will not be attending the Meeting in person read, date and sign the accompanying Form of Proxy and deliver it to Computershare Investor Services Inc. (“Computershare”) (Attention: Proxy Department), 100 University Ave., 8th Floor, Toronto, Ontario, M5J 2Y1 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting, or adjournment or postponement thereof. If a registered shareholder does not deliver a Form of Proxy to Computershare by the close of business on Friday, September 23, 2016 (or before 48 hours, excluding Saturdays, Sundays and holidays before any adjournment of the Meeting at which the proxy is to be used) then the shareholder will not be entitled to vote at the Meeting by proxy. Only shareholders of record at the close of business on August 26, 2016 will be entitled to vote at the Meeting.

If you are not a registered shareholder of the Corporation, a Voting Instruction Form, instead of a Form of Proxy, may be enclosed. You must follow the instructions, including deadlines for submission, on such form to vote your Common Shares.

A Management Information Circular and a Form of Proxy accompany this Notice of Meeting.

DATED at Toronto, Ontario this 26th day of August, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Mark Brennan
MARK BRENNAN
PRESIDENT & CEO

SIERRA METALS INC.

Suite 2100 – 79 Wellington Street West

Toronto, Ontario M5K 1H1

AMENDED AND RESTATED MANAGEMENT INFORMATION CIRCULAR

(all information as at August 26, 2016 unless otherwise indicated)

FORWARD-LOOKING INFORMATION

This management information circular (the “Circular”) contains “forward-looking information” within the meaning of applicable Canadian securities legislation. Forward-looking information may include, but is not limited to, statements with respect to the future management of Sierra Metals Inc. (the “Corporation”), the future business of the Corporation, and activities, events or developments that management expects or anticipates will occur or may occur in the future. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “believes”, or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information is based on the reasonable assumptions, estimates, analysis and opinions of management made in light of its experience and perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable at the date that such statements are made. Forward-looking information involves known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Corporation, as applicable, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in the forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein is made as of the date of this Circular and, other than as required by securities law, the Corporation disclaims any obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise unless so required by applicable securities laws. There can be no assurance that the forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information.

SOLICITATION OF PROXIES

This Circular is provided in connection with the solicitation of proxies by the management of the Corporation for use at the special meeting of shareholders of the Corporation (the “Meeting”) to be held on September 27, 2016, at the time and place and for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”), or at any adjournments or postponements thereof. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited in person or by telephone or facsimile by employees of the Corporation. The cost of solicitation will be borne by the Corporation.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed Form of Proxy are officers of the Corporation. A shareholder of the Corporation wishing to appoint some other person (who need not be a shareholder) to represent such shareholder at the Meeting may do so by inserting the appointee’s name in the blank space provided in the Form of Proxy and depositing the duly completed Form of Proxy at the registered office of the Corporation or the Corporation’s transfer agent indicated on the enclosed envelope not less than 48 hours prior to the Meeting or adjournment thereof (exclusive of Saturdays, Sundays and holidays).

Any proxy given may be revoked by instrument in writing, including another proxy bearing a later date, executed by the shareholder or by his or her attorney authorized in writing, and deposited either at the registered office of the Corporation or its transfer agent at any time prior to the close of business on the second business day preceding the date of the Meeting or any adjournment thereof or in any other manner permitted by law. The shareholder may choose to attend the Meeting or any adjournment thereof in person and exercise their voting rights.

The Form of Proxy must be signed and dated by the shareholder or by his or her attorney in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer. Persons signing as executors, administrators, trustees or in any other representative capacity should so indicate and give their full title as such. If a shareholder does not deliver a Form of Proxy to the Corporation’s transfer agent by the close of business on Friday, September 23, 2016 (or before 48 hours, excluding Saturdays, Sundays and holidays before any adjournment of the Meeting at which the proxy is to be used) then the shareholder will not be entitled to vote at the Meeting by proxy.

EXERCISE OF DISCRETION BY PROXY

A shareholder forwarding the enclosed Form of Proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. The persons named in the enclosed Form of Proxy will vote the shares in respect of which they are appointed in accordance with the directions, if any, of the shareholders appointing them. In the absence of such directions, such shares will be voted in favour of the motions proposed to be made at the Meeting as stated under the headings in this Circular. The enclosed Form of Proxy confers discretionary authority upon the persons named therein with respect to any amendment or variation to matters identified in the Notice of Meeting and to any other matter which may properly come before the Meeting. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting. However, in either case, the persons named in the Form of Proxy will vote according to their best judgment.

NON-REGISTERED SHAREHOLDERS

The information set forth in this section is of significant importance to many shareholders as a substantial number of shareholders do not hold common shares of the Corporation (“Common Shares”) in their own name. Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the Common Shares, such as securities dealers or brokers, banks, trust companies, and trusts or other financial institutions; or (ii) in the name of a clearing agency of which the Intermediary is a participant. In accordance with National Instrument 54-101 of the Canadian Securities Administrators, entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer” (“NI 54-101”), the Corporation has distributed copies of the Notice of Meeting and Circular (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders. Intermediaries are required to forward the Meeting Materials to Non-Registered Holders, unless a Non-Registered Holder has waived the right to receive them, and often use a service corporation for this purpose. Non-Registered Holders will either:

(a)

be provided with a computerized form (often called a “voting instruction form”) which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service corporation, will constitute voting instructions which the Intermediary must follow. In order for the applicable computerized form to validly constitute a voting instruction form, the Non-Registered Holder must properly complete and sign the form and submit it to the Intermediary or its service corporation in accordance with the instructions of the Intermediary or service corporation. In certain cases, the Non-Registered Holder may provide such voting instructions to the Intermediary or its service corporation through the Internet or through a toll-free telephone number; or

(b)

be given a proxy form which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. In this case, the Non-Registered Holder who wishes to submit a proxy should properly complete the proxy form and submit it to Computershare Investor Services Inc. (Attention: Proxy Department), 100 University Ave., 8th Floor, Toronto, Ontario, M5J 2Y1.

In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Common Shares which they beneficially own. Should a Non-Registered Holder who receives a voting instruction form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should print his or her own name, or that of such other person, on the voting instruction form and return it to the Intermediary or its service corporation. Should a Non-Registered Holder who receives a proxy form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons set out in the proxy form and insert the name of the Non-Registered Holder or such other person in the blank space provided and submit it to Computershare Investor Services Inc. at the address set out above. In all cases, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or proxy form must be delivered. A Non-Registered Holder may revoke voting instructions which have been given to an Intermediary at any time by written notice to the Intermediary.

The Corporation will not pay for an Intermediary to deliver Meeting Materials and voting instruction forms to objecting beneficial owners (“OBOs”). OBOs have objected to their intermediary disclosing ownership information about themselves to the Corporation. Accordingly, OBOs will not receive the Meeting Materials unless their Intermediary assumes the costs of delivery. The Corporation is not relying on the “notice-and-access” delivery procedures outlined in NI 54-101 to distribute copies of the Meeting Materials.

APPROVAL OF MATTERS

The Form of Proxy forwarded to holders of Common Shares affords the shareholder the opportunity to specify the manner in which the proxy nominees are to vote with respect to the Consolidation Resolution (as defined below) by checking the appropriate space in order to indicate whether the Common Shares registered in the shareholder’s name shall be voted “FOR” or “AGAINST” the Consolidation Resolution. In order for the Consolidation Resolution to be approved, a special majority of not less than two thirds of the votes cast must be in favour of the Consolidation Resolution.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

The Corporation is not aware of any of the directors, nominees, officers or other insiders of the Corporation or any associate or affiliate of any of these persons, having any material interest in the matters to be acted upon at the Meeting, by way of beneficial ownership of securities or otherwise.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the best of the Corporation’s knowledge, since the commencement of the Corporation’s most recently completed financial year, no informed person of the Corporation, proposed nominee for director or any associate or affiliate of an informed person or proposed nominee, had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries. For the purposes of this Circular, an “informed person” of the Corporation means: (a) a director or executive officer of the Corporation; (b) a director or executive officer of a person or Corporation that is itself an informed person or subsidiary of the Corporation; (c) any person or Corporation who beneficially owns, directly or indirectly, voting securities of the Corporation or who exercises control or direction over voting securities of the Corporation or a combination of both carrying more than 10% of the voting rights other than voting securities held by the person or Corporation as underwriter in the course of a distribution; and (d) the Corporation itself, if and for so long as it has purchased, redeemed or otherwise acquired any of its Common Shares.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The board of directors of the Corporation (the “Board”) has fixed August 26, 2016, at the close of business, as the record date for the determination of the shareholders entitled to receive notice of the Meeting and to vote thereat. All holders of at least one Common Share of the Corporation as of that date will have the right to vote at the Meeting.

As of August 26, 2016, 161,939,959 Common Shares were issued and outstanding, each giving the right to one vote on all matters to be acted upon at the Meeting. All such holders of record of Common Shares on the record date are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the Corporation’s transfer agent, Computershare Investor Services Inc., within the time specified in the attached Notice of Meeting, to attend and to vote thereat by proxy the Common Shares held by them.

To the knowledge of the directors and officers of the Corporation, the only persons, firms or corporations who own, as of August 26, 2016, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation, are as follows:

Shareholder Name	Number of Common Shares	Percentage of Issued and Outstanding Shares
Arias Resource Capital Fund L.P.*	52,721,964	32.6%
Arias Resource Capital Fund II L.P.*	27,840,324	17.2%
Arias Resource Capital Fund II (Mexico) L.P.*	1,579,827	1%
(the above funds are collectively referred to as the “ARC Funds”)
Arias Resource Capital Management LP (“ARCM”)	357,766	0.2%

*

Mr. J. Alberto Arias (Chairman and a director of the Corporation) is the President and Chief Executive Officer of ARCM, investment manager to the ARC Funds. Mr. Arias is also the sole director of each of the general partners of the ARC Funds.

PARTICULARS OF MATTERS TO BE ACTED UPON

Approval of Share Consolidation

At the Meeting, shareholders of the Corporation will be asked to consider a special resolution (the “Consolidation Resolution”), the text of which is set forth in Schedule “A” to this Circular, approving an amendment to the Corporation’s Articles to consolidate the issued and outstanding Common Shares on the basis of one Common Share for every two Common Shares issued and outstanding, or such other consolidation ratio (the “Consolidation Ratio”) that the Board deems desirable, such ratio to be no greater than one post-consolidation Common Share for every five pre-consolidation Common Shares (the “Consolidation”). The final Consolidation Ratio will be determined by the Board in its sole discretion. If the Consolidation Resolution is approved, the Consolidation would only be implemented, if at all, upon a determination by the Board that it is in the best interests of the Corporation and its Shareholders, at that time. The Board’s selection of the specific Consolidation Ratio will be based primarily on the price of the Common Shares at the given time and expected stability of that price.

As of the date of this Circular, the number of issued and outstanding Common Shares is 161,939,959. The number of post-consolidation Common Shares assuming a consolidation ratio of one to two Common Shares, would be approximately 80,969,980 and, assuming a consolidation ratio of one to five Common Shares, would be approximately 32,387,992. No fractional post-Consolidation Common Shares will be issued and no cash will be paid in lieu of fractional post-consolidation Common Shares. In the case of fractional Common Shares resulting from the Consolidation, fractions of a Common Share shall be rounded down to the nearest whole Common Share.

If the Consolidation Resolution is approved by the shareholders at the Meeting, articles of amendment will be filed if and when deemed advisable by the Board. In this regard, the Consolidation Resolution authorizes the Board to set an effective date for the Consolidation which the Corporation will announce by way of a press release, all in accordance with the policies of the Toronto Stock Exchange (the “TSX”).

Notwithstanding approval of the proposed Consolidation by shareholders, the Board, in its sole discretion, may delay implementation of the Consolidation or revoke the Consolidation Resolution and abandon the Consolidation without further approval or action by or prior notice to shareholders.

Reasons for the Consolidation

The Board believes that it is in the best interests of the Corporation to have the authority to implement the Consolidation.

The Corporation regularly reviews whether seeking a listing on additional stock exchanges may be to the benefit of the Corporation. In this regard, the Corporation has reviewed a variety of alternatives, such as the NASDAQ Global Market, the New York Stock Exchange (“NYSE”) and other recognized stock exchanges in the United States (a “U.S. Exchange”). Having considered all of these alternatives, the Corporation has determined to commence the listing application process on the NYSE. However, the price of the Common Shares is currently below that required to meet the minimum listing requirements of the NYSE and may be below that required to meet the minimum listing requirements of other U.S. Exchanges on which the Corporation may wish to pursue a dual-listing in the future. Accordingly, in order for the Corporation to complete an additional listing on the NYSE or pursue an additional listing on another U.S. Exchange, the Corporation must first complete a Consolidation. The proposed Consolidation is designed to allow the Corporation to achieve such minimum listing price.

Listing on a U.S. Exchange has enabled some TSX-listed companies to expand their investor base, increase the liquidity of their equity securities and reduce their cost of capital. The Corporation anticipates that it may realize a number of benefits from an additional listing in the United States, including:

(a)	access to a larger domestic and global financial market;

(b)	expanded exposure to additional investors;

(c)	greater coverage by industry and financial analysts; and

(d)	the ability to disclose the Corporation’s financial performance, business achievements and other important information to a larger audience.

A final decision to proceed with a listing on NYSE or another U.S. Exchange has not been made and the Corporation may elect not to proceed with such a listing even if the Consolidation is approved by the shareholders. Shareholder approval of the Consolidation would merely give the Board the flexibility to proceed with a listing on NYSE or another U.S. Exchange should the Board determine that such listing is in the best interests of the Corporation. Shareholders are not being asked to approve the listing of the Common Shares on NYSE or another U.S. Exchange. At the Meeting, Shareholders will be asked to approve the Board’s authority to implement the Consolidation at any time within one year from the date of the Meeting, so that the Corporation can proceed expeditiously with an additional listing at such time as the Board may make a final decision in the Corporation’s best interests to proceed therewith.

There is no assurance whatsoever that the Corporation will submit an application for listing on NYSE or any U.S. Exchange, or if an application is made, that the Corporation will be successful at achieving such a listing if the proposed Consolidation is implemented.

Effect on Options and Restricted Share Units

Once the Consolidation is effective, the number of Common Shares reserved for issuance under the Corporation’s stock option plan and restricted share unit plan, will be adjusted to give effect to the Consolidation, such that the consolidated number of Common Shares issuable under each such plans will equal the number obtained when the number of Common Shares issuable pursuant to each such plan is divided by the Consolidation Ratio. In addition, the exercise price of the outstanding stock options will be equal to the price obtained by multiplying the existing exercise price by the Consolidation Ratio.

TSX Approval

Assuming shareholder approval is received at the Meeting, and assuming that the Board determines to proceed with the Consolidation, the Consolidation will be subject to the approval of the TSX, and confirmation that, on a post-consolidation basis, the Corporation would meet all applicable TSX listing requirements. If the TSX does not consent to the Consolidation, the Corporation will not proceed with the Consolidation. It will be necessary for the Corporation to adopt a new form of certificate representing the consolidated Common Shares. The Corporation will also be required to adopt a new CUSIP number.

Letters of Transmittal

In the event that the Corporation proceeds with the Consolidation, it will send letters of transmittal by mail to all registered holders of Common Shares then issued and outstanding for use in transmitting their share certificates to the Corporation’s registrar and transfer agent, Computershare Investor Services Inc., in exchange for new certificates or a direct registration system advice statement (“DRS Advice”) representing the number of Common Shares to which such shareholder is entitled as a result of such Consolidation. Upon return of a properly completed letter of transmittal, together with certificates evidencing the Common Shares, a certificate or DRS Advice for the appropriate number of new consolidated Common Shares will be issued at no charge. Shareholders whose Common Shares are registered in the name of an Intermediary should contact such Intermediary to deposit their Common Shares in exchange for the post-consolidation Common Shares to which such shareholder is entitled. Such Intermediary may have its own procedures for processing the Consolidation.

SHAREHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Risks Associated with the Consolidation

Decline in Market Capitalization

There can be no assurance that any increase in the market price per Common Share resulting from the Consolidation will be sustainable or that it will equal or exceed the direct arithmetical result of the Consolidation since there are numerous factors and contingencies which could affect such price, including the status of the market for the Common Shares at the time, the Corporation’s reported results or operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of the Common Shares after the Consolidation may be lower than the total market capitalization before the Consolidation and, in the future, the market price of the Common Shares may not exceed or remain higher than the market price prior to the Consolidation.

Potential for Adverse Effect on the Liquidity of the Common Shares

If the Consolidation is implemented and the market price of the Common Shares declines, the percentage decline may be greater than would occur in the absence of the Consolidation. The market price of the Common Shares will, however, also be based on the Corporation’s performance and other factors, which are unrelated to the number of Common Shares outstanding. Furthermore, the liquidity of the Common Shares could be adversely affected by the reduced number of Common Shares that would be outstanding after the Consolidation.

No Fractional Shares to Be Issued

No fractional consolidated Common Shares will be issued in connection with the Consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional consolidated share upon the Consolidation, such fraction will be rounded down to the nearest whole number.

Consolidation Resolution

Shareholders will be asked to consider and, if thought advisable, to authorize and approve the Consolidation Resolution, the text of which is set forth in Schedule “A” to this Circular. In order for the Consolidation Resolution to be approved, a special majority of not less than two thirds of the votes cast must be in favour of the Consolidation Resolution.

The Board believes that the proposed Consolidation is in the Corporation’s best interests and therefore unanimously recommends that shareholders vote in favour of the Consolidation Resolution. It is the intention of the persons named in the enclosed Form of Proxy, if not expressly directed to the contrary in such Form of Proxy, to vote the proxy IN FAVOUR of the Consolidation Resolution at the Meeting.

AUDITORS

The auditors of the Corporation are PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has been the Corporation’s auditors since 2012.

OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in this Circular. If any other matter properly comes before the Meeting, the persons named in the Form of Proxy will vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at WWW.SEDAR.COM.

Financial information relating to the Corporation is provided in the Corporation’s audited consolidated financial statements for the fiscal year ended December 31, 2015 and the related management’s discussion and analysis (the “MD&A”). Shareholders who wish to obtain a copy of the financial statements and MD&A of the Corporation may contact the Corporation as follows:

By phone:	416-366-7777
By e-mail:	info@sierrametals.com
By mail:	SIERRA METALS INC. 79 Wellington Street West, Suite 2100 P.O. Box 157 Toronto, ON M5K 1H1

BOARD APPROVAL

The Board has approved the content and distribution of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) Mark Brennan

MARK BRENNAN

PRESIDENT & CEO

August 26, 2016

SCHEDULE “A”

CONSOLIDATION RESOLUTION

The full text of the Consolidation Resolution is as follows:

“WHEREAS the board of directors of Sierra Metals Inc. (the “Corporation”) considers it desirable to consolidate the common shares (“Common Shares”) of the Corporation;

IT IS RESOLVED as a special resolution of the shareholders of the Corporation (the “Shareholders”):

1.

To, subject to approval of the Toronto Stock Exchange, authorize the Corporation’s board of directors to amend the Corporation’s articles to consolidate all of the issued and outstanding Common Shares on the basis of one post-consolidation Common Share for every two pre-consolidation Common Shares or such other consolidation ratio that the directors of the Corporation deem desirable, such ratio to be no greater than one post-consolidation Common Share for every five pre-consolidation Common Shares (the “Consolidation”). No fractional Common Share will be issued but the number of Common Shares to be received by a Shareholder shall be rounded down to the nearest whole Common Share in the event that such Shareholder would otherwise be entitled to receive fractional Common Shares;

2.	To authorize any officer or director of the Corporation to determine the effective date of the Consolidation;

3.

To, notwithstanding that this special resolution has been duly approved by Shareholders, authorize the Corporation’s board of directors to, in its sole discretion and without the requirement to obtain any further approval from Shareholders, revoke this special resolution with respect to the Consolidation at any time before it is acted upon without any notice to Shareholders; and

4.

To authorize any director or officer of the Corporation to execute or cause to be executed, under the seal of the Corporation or otherwise and to deliver or to cause to be delivered, all such other deeds, documents, instruments, certificates and assurances and to do or cause to be done all such other acts as in the opinion of such director or officer of the Corporation may be necessary or desirable to carry out the terms of the foregoing resolutions.”